JNL Series Trust 485BPOS

Exhibit 99.28(d)(5)(ii)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Baillie Gifford Overseas Limited

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Baillie Gifford Overseas Limited, a corporation existing under the laws of Scotland in the United Kingdom and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of April 26, 2021 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain series (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the merger of the JNL/Baillie Gifford U.S. Equity Growth Fund into the JNL Multi-Manager U.S. Select Equity Fund of the Trust, effective October 21, 2024.

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement to remove the JNL/Baillie Gifford U.S. Equity Growth Fund and its fees and to update the annual rate footnote to remove the JNL/Baillie Gifford U.S. Equity Growth Fund, effective October 21, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 21, 2024, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 21, 2024, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 21, 2024.

Jackson National Asset Management, LLC		Baillie Gifford Overseas Limited

By:	/s/ Emily J. Bennett	By:	/s/ Kathrin Hamilton
Name:	Emily J. Bennett	Name:	Kathrin Hamilton
Title:	VP and Deputy General Counsel	Title:	Director

Schedule A

Dated October 21, 2024

Funds
JNL Multi-Manager International Small Cap Fund [1]
JNL/Baillie Gifford International Growth Fund

1 For the portion of the net assets managed by Baillie Gifford Overseas Limited.

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Schedule B

Dated October 21, 2024

(Compensation)

JNL Multi-Manager International Small Cap Fund
[Fees Omitted]

1 For the portion of the net assets managed by Baillie Gifford Overseas Limited.

JNL/Baillie Gifford International Growth Fund
Average Daily Net Assets	Annual Rate[2]
$0 to $25 million	0.60%
$25 million to $100 million	0.50%
$100 million to $400 million	0.40%
$400 million to $1 billion	0.30%
$1 billion to $3.5 billion	0.25%
Over $3.5 billion	0.225%

2 The net assets of the JNL/Baillie Gifford International Growth Fund and the portion of the net assets managed by Baillie Gifford Overseas Limited for the JNL Multi-Manager International Small Cap Fund will be combined for purposes of determining the applicable annual rate.

Payment shall be made by the Adviser within 30 days of receipt of an invoice. In the event that the Sub-Adviser receives any fees from or on behalf of the Adviser before an invoice has been issued for such fee, then that fee will be deemed due and payable on the date that the Sub-Adviser actually receives payment. The Sub-Adviser reserves the right to charge interest at the rate of 1% above SONIA for late payment of any fees. Payment shall be made by wire transfer or other electronic means approved by the Sub-Adviser. All fees are expressed exclusive of any applicable tax which may be or become chargeable and which shall, where applicable, be payable by the Adviser in addition to the fees.

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